Exhibit 10.29
RESTRICTED STOCK UNIT AWARD AGREEMENT

Corporation:     Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)

Awardee:      (“Director”)

Plan:         Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan (the “Plan”)

Award:	«Shares» Share units having a value equal to such number of Shares (“Restricted Stock Units”)

Grant Date:     May XX, 20XX (“Grant Date”)

Corporation and Director agree as follows:

1.     Defined Terms. Capitalized terms not otherwise defined in this Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given them in the Plan.
2.     Grant of Restricted Stock Units. As of the Grant Date, Corporation has granted to Director the Restricted Stock Units (which Award is a form of restricted stock grant under the Plan). Each Restricted Stock Unit represents the right of Director to receive one Share subject to and upon the terms and conditions of this Agreement and the Plan.
3.     Acknowledgment. Director acknowledges that the Restricted Stock Units are subject to the terms and conditions set forth in this Agreement and in the Plan.
4.     Vesting of Restricted Stock Units.
(a)     The Restricted Stock Units will become nonforfeitable and payable to Director pursuant to Section 5 hereof on the first anniversary of the Grant Date (the “Vesting Date”), conditioned upon Director’s continuous service on the Board through the Vesting Date. Any Restricted Stock Units that do not so become nonforfeitable will be forfeited, including, except as provided in Section 4(b) below, if Director ceases continuous service on the Board prior to the Vesting Date.

(b)     Notwithstanding Section 4(a) above, all of the Restricted Stock Units will become nonforfeitable and payable to Director pursuant to Section 5 hereof upon the occurrence of any of the following events (each, an “Early Vesting Event”) if the Restricted Stock Units have not previously been forfeited or become nonforfeitable: termination of Director’s service on the Board by reason of Director’s death, Disability or retirement, or a Change of Control. Retirement in this Section 4(b) means: (i) the Director’s service ceases because of the mandatory retirement age requirement under Article II Section 16 of the Corporate Bylaws; or (ii) the Director, having reached the age of 70 and whose tenure on the Board is greater than five years, choses not to stand for reelection within 90 days of his or her next election.
5.     Form and Time of Payment of Restricted Stock Units.
(a)     Payment for the Restricted Stock Units, after and to the extent they have become nonforfeitable, shall be made in the form of Shares. Except as provided in Section 5(b), such payment shall be made within 10 days following the date that the Restricted Stock Units become nonforfeitable pursuant to Section 4 hereof.
(b)     If the Restricted Stock Units become nonforfeitable (i) by reason of the occurrence of a Change of Control as described in Section 4(b), and if the Change of Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, or (ii) by reason of a termination of Director’s service on the Board by reason of Director’s Disability or retirement, and if such termination does not constitute a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Code, then payment for the Restricted Stock Units will be made upon the earliest of (w) Director’s “separation from service” with Corporation and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the

Code), (x) the Vesting Date, (y) Director’s death, or (z) the occurrence of a Change of Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code.
(c)     Except to the extent provided by Section 409A of the Code and permitted by the Administrator, no Shares may be issued to Director at a time earlier than otherwise expressly provided in this Agreement.
(d)     Corporation’s obligations to Director with respect to the Restricted Stock Units will be satisfied in full upon the issuance of Shares corresponding to such Restricted Stock Units.
6.     Restrictions during Vesting Period. Subject to Section 6.6(a) of the Plan, prior to the Vesting Date or an Early Vesting Date, Director may not sell, assign, pledge, transfer, encumber or otherwise dispose of the Restricted Stock Units (or the Shares subject to the Restricted Stock Units).
7.     Dividend, Voting and Other Rights. Director will have no rights of ownership in the Shares underlying the Restricted Stock Units, no right to dividends and no right to vote the Shares underlying the Restricted Stock Units until the date on which the Shares underlying the Restricted Stock Units are issued or transferred to Director pursuant to Section 5 above. However, from and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units are settled in Shares in accordance with Section 5 hereof or (b) the time when Director’s right to receive Shares in payment of the Restricted Stock Units is forfeited in accordance with Section 4, on the date that Corporation pays a cash dividend (if any) to holders of Shares generally, Corporation shall accrue an amount of cash equal to the product of the per- Share amount of the dividend paid multiplied by the number of such Restricted Stock Units.

Such amount shall be paid to Director only if, and at the same time as, the underlying Shares are delivered to Director pursuant to Section 5.
8.     Tax Withholding. As of the date the Plan was established, income recognized by non-employee Directors with respect to Restricted Stock Units is treated as self-employment income that is not subject to tax withholding. However, Corporation will have the right to withhold from any settlement of Restricted Stock Units made under the Plan, any federal, state, or local taxes of any kind subsequently required by law to be withheld or paid by Corporation on behalf of Director with respect to such settlement. In the event any such taxes are imposed, Director will be required to make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligation. Corporation will not be required to deliver shares under the Plan until any such obligation is satisfied.
9.     Miscellaneous.
(a)     Compliance With Law. Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, Corporation shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
(b)     Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code

(which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Director).
(c)     Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
(d)     Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall adversely affect the rights of Director under this Agreement without Director’s written consent, and (ii) Director’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code.
(e)     Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(f)     Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

(g)     Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Director, and the successors and assigns of Corporation.
(h)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Director has executed this Agreement, effective as of May XX, 20XX.
Corporation: LOUISIANA-PACIFIC CORPORATION

_____________________________________
By:
Its: CEO

Director: